Exhibit (23)-5

                              Accountants' Consent

The Board of Directors
National Medical Enterprises, Inc.:

   We consent to the incorporation by reference in Amendment No. 2 to the registration statement (No. 33-57987) on Form S-4 of HEALTHSOUTH Corporation of our report dated January 31, 1994, with respect to the combined balance sheets of Selected Rehabilitation Hospitals of National Medical Enterprises, Inc. as of May 31, 1992 and 1993, and the related combined statements of income, owners' equity, and cash flows for each of the years in the three-year period ended May 31, 1993, which report appears in Amendments 1 and 2 to the Form 8-K of HEALTHSOUTH Corporation dated March 7, 1994 and June 10, 1994, respectively, and to the reference to our firm under the heading "Experts" in the prospectus. Our report is based on our audits and the reports of other auditors.

                                                    KPMG PEAT MARWICK LLP

Los Angeles, California
May 8, 1995



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